Exhibit 10.1

AMENDMENT TO
EMPLOYMENT AGREEMENT

This AMENDMENT, dated May 6, 2016 (this “Amendment”), is by and between BankUnited, Inc., a Delaware corporation (the “Company”), and John A. Kanas (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated February 2, 2016 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to make certain changes to the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, the Company and Executive agree as follows:

1.  The first sentence of Section 3(c)(i) shall be deleted in its entirety and replaced with the following:

“In each calendar year during the Employment Term (generally expected to occur during the first calendar quarter of the year), Executive shall be eligible to receive, as determined by the Compensation Committee, a grant of restricted stock units in accordance with this Section 3(c)(i) (the “Performance Units”) having a grant date fair value as determined by the Company, with the final value of each award to be determined by the Compensation Committee as soon as reasonably practicable following the end of the applicable Performance Period (and, in the case of the Performance Period ending on the last day of the Employment Term, notwithstanding the expiration of the Employment Term) based on the level of achievement of pre-established performance criteria with respect to the 3 year period beginning on January 1 of the year in with the Performance Units are granted (each such period, a “Performance Period”).”

2.  The first sentence of Section 3(c)(ii) shall be deleted in its entirety and replaced with the following:

“In each calendar year during the Employment Term, Executive shall be eligible to receive, as determined by the Compensation Committee, a grant of restricted stock units in accordance with this Section 3(c)(ii) having a grant date fair value as determined by the Company (the “Restricted Stock Units”).”

3.  The Employment Agreement, except as expressly modified herein, shall remain in full force and effect.

4.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to the Employment Agreement to be executed and delivered as of the date first written above, to be effective immediately.

BANKUNITED, INC.

/s/ Leslie N. Lunak
Name:	Leslie N. Lunak
Title:	Chief Financial Officer

EXECUTIVE

/s/ John A. Kanas
John A. Kanas